Exhibit (e)(3)

The English translation is for convenience only.

The German text is legally binding.

TERMS AND CONDITIONS

FOR THE ISSUE OF SUBSCRIPTION RIGHTS

ON SHARES

OF AIXTRON AG

2006/2016

TABLE OF CONTENTS

OF THE TERMS AND CONDITIONS

FOR THE ISSUE OF SUBSCRIPTION RIGHTS ON SHARES

OF AIXTRON AG 2006/2016

Art. 1	Subscription rights, Subscription right premium

Art. 2	Beneficiaries, Transferability

Art. 3	Subscription period

Art. 4	Subscription right exercise period

Art. 5	Exercising the subscription rights

Art. 6	Adjustment of the subscription right premium

Art. 7	Notices

Art. 8	Taxes and fees

Art. 9	Applicable law, Place of performance and Jurisdiction

Art. 10	Safeguarding provision

Art. 1
Subscription rights, Subscription right premium

(1)                                 The subscription right holder is entitled to purchase no-par value bearer shares of AIXTRON AG in accordance with the Terms and Conditions set out below.

(2)                                 Each subscription right entitles the holder to acquire one share of AIXTRON AG with a proportional interest in share capital of EUR 1.00 per no-par value share.  The subscription right premium is defined as the average (arithmetic mean) of the closing prices of the AIXTRON share fixed on the Frankfurt Stock Exchange during twenty trading days prior to the resolution by the Executive Board on the launch of this stock subscription right program (strike price) plus 20 % of the strike price as an achievement criteria (exercise price).  The closing prices on the Frankfurt Stock Exchange (XETRA closing price or any closing price of a trading system which will follow XETRA and is functional comparable) will be used to calculate the strike price.  For the stock subscription right program described in these Terms and Conditions, these are the trading days from May 2, 2006 to May 29, 2006.

(3)                                 The subscription rights are secured by contingent capital with a value of EUR 3,511,495 as resolved by the General Meeting of AIXTRON AG on May 22, 2002 and entered in the commercial register on June 11, 2002.

(4)                                 Shares issued on the basis of the subscription rights first carry dividend rights for the fiscal year in which the exercise notice (as defined under Art. 5) takes effect.

(5)                                 Subscription rights will not be embodied.

Art. 2
Beneficiaries, Transferability

(1)                                 The only persons entitled to exercise subscription rights are members of the Executive Board of AIXTRON AG, employees of AIXTRON AG and members of the management and employees of affiliated companies to whom subscription rights have been granted.

Thereby, employee is defined as any person who, at the time of the offering, is not under notice or who is in possession of a contract of employment signed by the two contracting parties.

Members of the Executive Board of AIXTRON AG who are also members of the management of affiliated companies will only receive subscription rights from the portion designated for members of the Executive Board of AIXTRON AG.  Employees of AIXTRON AG who are also members of the management of affiliated companies will only receive subscription rights from the portion designated for employees of AIXTRON AG.

With the exception of inheritance, subscription rights are non-transferable.  The subscription right holder is also prohibited from making any other disposal of rights and from entering into any other transaction with third parties which are equivalent to a full or partial realization of granted rights or its economic value.  The subscription right holder has the duty to not engage in any acts described in the foregoing sentence.  The subscription rights will forfeit in the event of any breach of such duty.

(2)                                 Due to the fact that subscription rights are issued based upon an incentive function to employee and are, therefore, not issued as part of employee’s salary, subscription rights will expire, if the subscription right holder is no longer employed by a company of the AIXTRON Group.

Subscription rights from tranches that were already available for exercise in the past, i.e. the vesting period according to Art. 4 has expired but the subscription rights have yet to be exercised, are available to the holder for an additional and last time in the tranche following the date notice was given or termination of the employment contract was mutually agreed.  Subscription rights from tranches which will vest for the first time according to Art. 4 after the employee hands in his or her notice or agrees to the proposed termination of the employment contract or is dismissed by a company of the AIXTRON Group will expire.

In the event of retirement, occupational incapacity and/or total disability or death or in the event of suspension of employment, only subscription rights from that tranche immediately following the occurrence of one of the aforementioned events may be exercised.  Subscription right from tranches not becoming available immediately after the occurrence of one of the aforementioned events will expire.

In the event of death, the subscription rights are transferable to the heirs, who can exercise the subscription rights in the same way as the original beneficiary.

(3)                                 If a business unit or a company is spun-off or divested from the AIXTRON Group, active employees in the spun-off or divested business unit or company may exercise their subscription rights on the basis of the entitlement at the time of the spin-off or divestiture of the business unit or the company from the AIXTRON Group.  In such cases, the subscription right can only be exercised until the end of the first exercise period following the spin-off or divestiture of the business unit or the company from the AIXTRON Group.  Subscription rights from a tranche not becoming available immediately after the occurrence of an event described in this paragraph expire.

(4)                                 All subscription rights under this stock subscription right program expire in the event that a subscription right holder acts contrary to the interest of the AIXTRON Group during or up to 6 months after the termination of his employment.

Art. 3
Subscription period

The subscription rights can be subscribed to by entitled persons between June 6th, 2006 and June 20th, 2006.

Art. 4
Subscription right exercise period

The subscription rights will be exercised in tranches.  Up to 25% of the subscribed subscription rights (tranche 1) can be exercised following the Ordinary General Meeting to be held in the spring of 2008, but in any event no earlier than 2 years after the subscription of the subscription rights; a further 25% (tranche 2) following the Ordinary General Meeting to be held in the spring of 2009; a further 25% (tranche 3) following the Ordinary General Meeting to be held in the spring of 2010; and finally the remaining 25% (tranche 4) following the Ordinary General Meeting to be held in the spring of 2011.

Following the relevant lock-up period, the subscription rights may only be exercised within the exercise periods and only then on days on which commercial banks are open in Frankfurt am Main, Germany (“banking day” and if such a banking day lies in an exercise period “exercise day”).  The exercise periods commence on the fourth banking day after an Ordinary General Meeting of the Company or after the publication of the quarterly report for the third quarter, and end on the fourteenth banking day in Frankfurt am Main, Germany, following the commencement of the exercise period.

If and to the extent that exercise days fall within a period commencing on the date on which AIXTRON AG publishes an offer in the Bundesanzeiger (German Federal Gazette) to its shareholders to subscribe new shares or bonds with warrants or convertible warrants and ending on the date (inclusive) on which the shares of the Company carrying subscription rights are quoted “ex rights” for the first time on the Frankfurt Stock Exchange, the subscription rights may not be exercised and the relevant exercise period will be prolonged by a corresponding number of exercise days directly following the end of the lock-up period.

The exercise periods for the relevant tranches are as follows:

Tranche 1 (up to 25% of the allotted subscription rights)

1. First exercise period:

•                                          Spring 2008:  On the 15 exercise days following the 2008 Ordinary General Meeting, but in any event no earlier than 2 years after the allotment of subscription rights.

•                                          Fall 2008:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2008.

Tranche 2 (a further up to 25% of the allotted subscription rights)

2. Second exercise period:

•                                          Spring 2009:  On the 15 exercise days following the 2009 Ordinary General Meeting.

•                                          Fall 2009:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2009.

Tranche 3 (a further up to 25% of the allotted subscription rights)

3. Third exercise period:

•                                          Spring 2010:  On the 15 exercise days following the 2010 Ordinary General Meeting.

•                                          Fall 2010:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2010.

Tranche 4 (the remaining 25% of the allotted subscription rights)

4. Fourth exercise period:

•                                          Spring 2011:  On the 15 exercise days following the 2011 Ordinary General Meeting.

•                                          Fall 2011:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2011.

The maximum number of subscription rights available for exercise may be exercised at each of the exercise days, i.e. up to 25% in the first exercise period and up to 50% in the second exercise period if tranche 1 subscription rights have not be exercised.  Up to 75% of the subscription rights may be exercised in the third exercise period if tranche 1 and 2 subscription rights have not yet been exercised, and finally up to 100% in the fourth exercise period if tranche 1 to 3 subscription rights have not be exercised.  Alternatively, the holder may decide not to exercise some or all of the subscription rights in the individual exercise periods and then exercise, in full or in part, those subscription rights then becoming available for exercise in subsequent exercise period, plus the subscription rights not yet exercised from the previous tranches.

5. Fifth exercise period:

•                                          Spring 2012:  On the 15 exercise days following the 2012 Ordinary General Meeting.

•                                          Fall 2012:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2012.

6. Sixth exercise period:

•                                          Spring 2013:  On the 15 exercise days following the 2013 Ordinary General Meeting.

•                                          Fall 2013:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2013.

7. Seventh exercise period:

•                                          Spring 2014:  On the 15 exercise days following the 2014 Ordinary General Meeting.

•                                          Fall 2014:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2014.

8. Eighth exercise period:

•                                          Spring 2015:  On the 15 exercise days following the 2015 Ordinary General Meeting.

•                                          Fall 2015:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2015.

9. Ninth exercise period:

•                                          Spring 2016:  On the 15 exercise days following the 2016 Ordinary General Meeting.

•                                          Fall 2016:  On the 15 exercise days following the presentation of the interim report for the third quarter of fiscal year 2016.

All vested subscription rights, which have not expired or have not been effectively exercised may be exercised during each of the fifth to ninth exercise period to up to 100%.  The terms of the first to fourth exercise periods apply accordingly.  Subscription rights not exercised by the end of the ninth exercise period will expire.

Art. 5
Exercising the subscription rights

To exercise the subscription right, the subscription right holder must submit a written request (“exercise notice”) to the subscription right agent using the form available at the legal department of AIXTRON AG and pay the exercise price according to Art.1 (2).  The company mandated to function as subscription rights agent will be named to the subscription right holder by AIXTRON AG.  To become effective, the exercise notice has to be certified through a confirmation note by AIXTRON AG confirming the number of subscription rights available for exercise, and the timely receipt of such confirmed exercise notice as well as the exercise price to the subscription right agent is required.  Furthermore, the corresponding number of subscription rights has to be made available to the subscription right agent.

The exercise notice towards the subscription right agent will be valid on such banking day on which the exercise notice and the exercise price has been received by the subscription right agent at his place until 10 a.m. (German time).  Should the exercise notice and/or the exercise price be received by the subscription right agent after 10 a.m., the exercise notice and/or the exercise price will be deemed to be received the next banking day.  Should the technical equipment of the Frankfurt Stock Exchange as well as the subscription right agent allow for an extended exercise period, AIXTRON AG may, in favor of the subscription right holder, extend the exercise period.

Exercise notices received by the subscription right agent during periods in which the exercise of the subscription right according to Art. 4 is not permitted, will be deemed to be received on the next day on which the exercise of the subscription right is permitted, however, always subject to Art. 2.  The shares to be issued on exercise of the subscription right will be credited to the securities account of the subscription right holder stated in the exercise notice as soon as possible after the subscription right exercise has become effective.

The provisions of insider trading legislation must be observed if the shares subscribed after subscription rights have been exercised are sold.

Art. 6
Adjustment of the subscription right premium

(1)                                 Where the Issuer increases the share capital by issuing new shares or issues bonds with warrants carrying subscription or conversion rights on shares or performs other corporate actions listed below, and grants subscription rights to the shareholders, the subscription right premium shall be adjusted in accordance with the following provisions.

(2)                                 In the event of a capital increase against contributions or the issuance of bonds carrying subscription or conversion rights, the subscription right premium shall be reduced by that amount corresponding to the average price of the subscription rights granted to the shareholders on all trading days on the Frankfurt Stock Exchange.

The reduced subscription right premium shall apply with effect from the first trading day on the Frankfurt Stock Exchange following expiration of the subscription period for the new shares or bonds carrying conversion or subscription rights.  The subscription right premium shall not be reduced if the subscription right holders are granted a subscription right whose value corresponds to the subscription rights of the shareholders.

(3)                                 In the event of a capital increase from corporate resources, the contingent capital created to secure the subscription rights shall be increased in the same proportion as the share capital (section 218 of the AktG - German Stock Corporation Act).  In the event that the share capital is increased without issuing new shares pursuant to section 207 (2) clause 2 of the AktG, the capital increase from corporate resources shall not affect the legal status of the subscription right holders.  If, in contrast, new shares are issued, the subscription right holders shall be provided with as many additional shares when exercising their subscription right as if they had already exercised their subscription right at the time of the capital increase from corporate resources.

Fractions of shares arising as a result of a capital increase from corporate resources will not be provided when the subscription right is exercised, but will be sold at best for the account of the subscription right holder.  The proceeds will be provided to the subscription right holder when the shares are issued.

(4)                                 In the event of a capital reduction, the subscription right premium or the subscription right ratio shall not be adjusted in those cases where the capital reduction does not change the aggregate number of shares or the capital reduction is linked to a capital repayment or the purchase of own shares.  In the event of a capital reduction by the consolidation of shares without a capital repayment or the purchase of own shares without a change in capital (stock split), the number of shares for which one subscription right may be acquired at the subscription right premium shall be reduced or increased in proportion to the capital reduction or stock split.

Art. 7
Notices

Amendments and revisions to this subscription right program are required to be in writing.

Art. 8
Taxes and fees

(1)                                 The granting of subscription rights to the subscription right holder as well as the exercise of such subscription rights might be considered to be a taxable, monetary advantage to the subscription right holder.  AIXTRON AG, respectively AIXTRON affiliated companies, will pay taxes, including but not limited to income tax, social charges, church taxes, on behalf of the subscription right holder to the appropriate authorities in the event it is legally required.  Up to the legal limit of execution, AIXTRON AG and its affiliates shall have the right to set off their claims in regard to tax payments and fees against the salary of the subscription rights holder.  Any additional payments to be paid by the subscription right holder to AIXTRON AG and/or its affiliates have to be reimbursed by the subscription right holder to AIXTRON AG and/or its affiliates.

(2)                                 In the event that the subscription right holder gains additional money due a positive development of the stock market and based upon the sale of shares received due to the exercise of the subscription rights, the subscription right holder is responsible for the payment of any additional taxes.  Any fees incurred due to the sale of shares and/or financing interest have to be paid by the subscription right holder.

(3)                                 In the event that another country has the authority to tax the subscription right holder, the subscription right holder has the duty to pay any required taxes and fees according to applicable law.

Art. 9
Applicable law, Place of performance and Jurisdiction

(1)                                 The form and content of the subscription rights and the rights and obligations of the parties under these Terms and Conditions are governed in all respects by the laws of the Federal Republic of Germany.

(2)                                 The place of performance is Aachen, Germany.

(3)                                 The non-exclusive place of jurisdiction for all disputes concerning matters governed by these Terms and Conditions is Aachen, Germany.

Art. 10
Safeguarding provision

In the event that any of the Terms and Conditions governing the subscription rights is or becomes fully or partially invalid or unenforceable, this shall not affect the validity or enforceability of the remaining Terms and Conditions.  Any loophole arising due to the invalidity or unenforceability of one of the Terms and Conditions governing the subscription rights shall be closed appropriately by re-interpretation of the agreement, taking into consideration the interests of the parties.

Aachen, Germany, June 2006	AIXTRON AG